EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES STRIKE AT KASCO’S ST. LOUIS, MISSOURI PLANT

Lake Mary, Florida, October 4, 2004 - Bairnco Corporation (NYSE-BZ) reported today that Kasco’s 30 hourly union employees at its manufacturing and distribution facility located in St. Louis, Missouri went on strike.  Discussions toward resolution of the work stoppage are continuing.  Management intends to continue operating the plant during the strike.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, disruptions in operations due to labor disputes; changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; renegotiation of the Corporation’s Credit Agreement; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

CONTACT:    Larry D. Smith, Vice President of Administration, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 226

#